EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is effective as of April 13th, 1999, between CYGENE, INC., a Delaware corporation (the "Company"), and MARTIN MUNZER (the "Employee").

                                    RECITALS

         The Company desires to employ Employee and Employee desires to accept such employment in an executive capacity in accordance with the terms and conditions set forth below.

                                   AGREEMENTS

         In consideration of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is acknowledged by the parties, the Company and the Employee agree as follows:

         1. TERM OF EMPLOYMENT. The Company employs Employee and Employee accepts employment with the Company for a period of seven (7) years beginning on the effective date of this Agreement as set forth above ("Initial Employment Term"). This Agreement shall be renewed automatically for an additional seven
(7) year period on the seventh anniversary date hereof unless the Company's Board of Directors notifies Employee in writing or Employee notifies the Company's Board of Directors in writing that such renewal shall not take place. Said notice shall be given not less than one hundred eighty (180) days prior to end of the Initial Employment Term.

         In the event of any extension of this Agreement, the terms of this Agreement shall be deemed to continue in effect for the term of such extension ("Extended Employment Term"). The Initial Employment Term and the Extended Employment Term will be collectively referred to as the "Employment Term."

         2. DUTIES OF EMPLOYEE. Employee shall serve as President and Chief Executive Officer of the Company throughout the Employment Term. In his capacity, Employee shall have responsibility for the matters set forth in the By-Laws of the Company, and shall perform such other duties within his experience or professional competence as may be delegated to him from time to time by the Board of Directors of the Company to whom he shall report directly.

         3. EXCLUSIVE SERVICES. Subject to Section 4 hereof, Company acknowledges that during the Term hereof, Employee may be engaged in business activities in addition to those contemplated by this Agreement, provided that the Employee will devote such time and attention to the affairs of the Company as is reasonably appropriate and necessary to properly discharge his duties.

         4. NON-COMPETITION. To induce the Company to enter into this Agreement, Employee agrees that:

                  A. Defined Terms. The principal business of the Company is the development of intellectual property, processes and methods associated with DNA and/or RNA analysis (the "Business"). The region serviced by the Company is a geographic area which includes the United States of America (the "Region"). Employee's employment with the Company will bring Employee into close contact


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with the members and other customers of the Company and with the trade secrets and other confidential affairs of the Company. The Company has a significant interest in protecting its proprietary interest in, and the good will associated with, the foregoing. As used in this Section 4, the term "Restricted Period" means the period of eighteen months following termination of Employee's employment with the Company (whether for cause, upon expiration of the employment period or otherwise.)

                  B. Period Of Employment. During the term of Employee's employment hereunder, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in or acquire, hold, or retain any interest in any business which is competitive with the Business of the Company in any location. Subject to the foregoing, Employee may acquire, hold or retain equity ownership of any such company, provided that such equity ownership does not exceed five percent (5%) of the issued and outstanding shares of the voting stock of such company.

                  C. Restricted Period. During the Restricted Period, unless the Company and Employee shall otherwise agree in writing, Employee shall not, (i) compete directly with the Company in the Region; (ii) enter into the employ of, or render any services to, as an independent contractor or otherwise, any person or entity engaged in the Business (or any aspect thereof) in competition with the Company in the Region; (iii) become interested, as an individual, partner, co-venturer, shareholder, officer, director, employee, principal, agent, trustee or in any other relationship or capacity, in any person or entity engaged in the Business (or any aspect thereof) in competition with the Company in the Region; or (iv) on his own behalf or on behalf of or as an employee or agent of any other person or business, contact or approach any person or business wherever located, with a view to selling or assisting others to sell products or services substantially competing with the Business. The Company and Employee shall meet periodically to review the kinds of businesses each deems to be in competition with the Company in the Region. They shall seek to reach agreement as to such kinds of businesses solely for the purposes of this Agreement. Any such agreement shall not be indicative of what business or businesses may be in competition with the Company for any other purpose. In the event such periodic reviews do not occur, competing kinds of businesses shall be those contemplated by the term "Business" in Subsection 4.A. Notwithstanding the foregoing, Employee may acquire, hold or retain equity ownership of a competing company engaged in the Business, provided that such equity ownership does not exceed five percent (5%) of the issued and outstanding shares of the voting stock of such company.

                  D. Enforceability. If any portion of Section 4 is held to be illegal, unenforceable, void, or voidable, the remainder shall remain in full force and effect, and Section 4 shall be deemed altered and amended to the minimum extent necessary to bring it within the legal requirements of enforceability.

         5. UNIQUE SERVICES. Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. Employee, therefore, expressly agrees that the Company, in addition to any rights or remedies that the Company might possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee. If the Company attempts, but fails to obtain injunctive or other equitable relief against Employee, the Company shall reimburse the Employee for all costs including reasonable attorneys' and paralegals' fees incurred as a result of defending any such action.

         6. INDEMNIFICATION. The Company shall defend Employee against all claims made against Employee, and it shall indemnify Employee for all losses sustained by Employee, in direct consequence of the proper and reasonable


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discharge of Employee's duties on the Company's behalf, including any claim brought against, or any loss sustained by, Employee in his role as an officer, director or employee of the Company, provided that the Employee promptly notifies the Company in writing of any such claim, gives the Company full authority for the conduct of such defense and, at the sole expense of the Company, participates in and aids the Company's counsel by furnishing such time, information, expertise and assistance as is needed and reasonably requested for such defense.

         7. CONFIDENTIAL INFORMATION. Employee acknowledges that in his employment hereunder, and during any prior period of association with the Company, he has occupied and will continue to occupy a position of trust and confidence. During the period of Employee's employment hereunder and the Restricted Period thereafter, Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, and its respective clients and customers that is not disclosed by the Company that was learned by Employee in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists, pricing policies, suppliers, market strategies, product development concepts and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Employee agrees to deliver or return to the Company, at the Company's request, provided that the Company is in compliance with all of its obligations to the Employee, at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Employee during the term of his employment by the Company.

         8. COMPENSATION.

                  A. Salary. The Company shall pay Employee an annual base salary of $130,000 ("Salary"), payable in equal bi-weekly installments in arrears. The Salary of the Employee shall be increased to an annual base salary of $250,000, payable in equal bi-weekly installments in arrears, at such time that the Company has received net proceeds from an offering of its capital stock in an amount not less than $2,000,000.

                  B. Bonus. The Company shall within 30 days of receipt of an audit report for the prior fiscal year of the Company commencing with the fiscal year ending December 31, 1999, pay Employee a bonus, not to exceed $750,000 up to $100,000,000 of sales and not to exceed an additional $750,000 for up to each additional $100,000,000 of sales, equal to 5% of the net income of the Company determined in accordance with generally accepted accounting principles, consistently applied. The report of the Company's auditor shall be binding in the absence of fraud or manifest error.

                  C. Relocation Expenses. The Company shall reimburse Employee for reasonable moving expenses in connection with the relocation of the Company from Gainesville, Florida to Boca Raton, Florida.

         9. TAX WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future, not to include the Company's share of any such taxes.

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         10. EMPLOYEE BENEFITS.

                  A. Vacation Time and Sick Leave. Employee shall be entitled to four (4) weeks vacation annually, and all paid holidays provided to management of the Company, and such days of sick leave without loss of compensation each year during the Employment Term as set forth in the policies of the Company from time to time. The Company acknowledges that its current policies are set forth in the Corporate Handbook of the Company For the purposes of this paragraph, a year shall begin on the effective date of this Agreement as set forth above. In the event that Employee takes vacation time or sick leave in excess of the maximum number of days set forth in this paragraph, the Board of Directors of the Company shall determine whether or not Employee shall receive compensation for such excess days. In the event that Employee does not for any reason take the total amount of vacation time and/ or sick days authorized during any year, such days shall not carry over and be accumulated in subsequent years.

                  B. Additional Benefits. Employee shall be entitled to all employment benefits made available to other employees of the Company and its affiliates from time to time.

                  C. Expense Reimbursement. During the Employment Term, the Employee shall be entitled to receive prompt reimbursement of all properly approved expenses incurred by him in the performance of his duties hereunder, including but not limited to all expenses associated with travel and entertainment on behalf of the Company, telephone and facsimile costs. The Company will provide at its expense appropriate office space, administrative support, supplies and other accutrements associated with the position that the Employee occupies.

         11. TERMINATION OF THE AGREEMENT.

                  A. Termination for Cause. The Company may terminate Employee's employment under this Agreement for "Cause," at any time, but only in the event of (a) Employee's indictment for or formal charge with a felony (provided, however, that following the commencement of an investigation by law enforcement agencies of Employee for a felony of which the Company becomes aware and prior to indictment, the Company may, without limiting or modifying in any other way its obligations under this Agreement, suspend Employee with pay from the performance of his duties hereunder, pending indictment or formal charge), or
(b) a determination by the Company's Board of Directors that Employee has (1) materially neglected his duties or materially committed malfeasance or misfeasance in his duties and (2) committed fraudulent or dishonest actions against the Company.

                  B. Effect of Termination for Cause. In the event of termination of Employee for cause as set forth in Subsection 11.A, or a voluntary termination by Employee, Employee shall be entitled to salary, benefits and entitlements for twelve (12) months after the termination, payable in a lump sum within sixty (60) days of termination. If the Employee is not convicted under an indictment described in Section 11.A, the Employee shall be entitled to the salary, benefits and entitlements according to the terms of this Agreement, payable in a lump sum within sixty (60) days. Such additional salary, benefits and entitlements, if any, taken together with those previously provided to the Employee, shall provide Employee with an aggregate of eighteen (18) months salary, benefits and entitlements. Payment of any further bonuses or other salaries claimed by Employee will be in the sole and absolute discretion of the Board of Directors of the Company and Employee will have no entitlement thereto.

                  C. Disability and Death. If during the Employment Term Employee should die or suffer any physical or mental illness that renders him incapable of fulfilling his obligations under this Agreement, and such


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incapacity exists or may properly and reasonably be expected to exist for more than one hundred eighty (180) calendar days in the aggregate, the Company may, upon five (5) calendar days written notice to Employee, terminate this Agreement. The determination of the Company that Employee is incapable of fulfilling his obligations under this Agreement, together with a written report of a medical examination so stating, to which examination by a physician selected by the Company the Employee hereby agrees to submit, shall be final and binding in the absence of fraud or manifest error. In the event of termination under this Subsection 11.C, Employee, or his estate, as the case may be, shall be entitled to an amount equal to eight (8) months' Salary, payable in a lump sum within thirty (30) days of such termination, and any other accrued compensation, plus such additional benefits, if any, as may be approved by the Company's Board of Directors; provided that if the Company shall have in force disability insurance or a life insurance policy, as the case may be, with the Employee or his designee as beneficiary, in an aggregate amount not less than eight (8) months salary of the Employee, then the Company shall not be obligated to pay any amount hereunder other than any accrued compensation as of the date of termination, plus such additional benefits, if any, as may be accrued by the Company's Board of Directors. Employee, or his estate, as the case may be, shall, upon termination under the terms of this Subsection 11.C, be further entitled to additional compensation, to be calculated on a pro rata basis according to the number of accrued vacation and sick days, if any, not taken by Employee during the year defined for the purposes of vacation and sick leave, in which Employee was terminated.

                  D. Voluntary Termination by Employee. In the event of voluntary termination by Employee during or at the end of the Initial Employment Term, or any Extended Employment Term, Employee shall be entitled only to those amounts that have accrued to the date of termination or are expressly payable under the terms of the Company's applicable benefit plans or are required by applicable law. The Company may, in its sole and absolute discretion, confer such other benefits or payments as it determines, but Employee shall have no entitlement thereto.

                  E. Termination by Employer at the End of the Employment Term. In the event that Employee's employment is terminated by the Company at the end of the Initial Employment Term or any Extended Employment Term as a result of the Company's notice specified in Section 1 above, Employee shall be treated as in Subsection 11.D, but in addition shall be entitled to an amount equal to twelve (12) months' Salary, and all other accrued additional compensation; provided that the Employee shall be entitled to stock options vested through the date of termination, but no more; provided, however, if such Termination occurs during a vesting period, the Employee shall be entitled to stock options vested pro rata from the commencement of such vesting period.

                  F. Termination by Employer During the Employment Term. Subject to Clause G of this Section 11, in the event of termination by the Employer other than at the end of the Initial Employment Term or Extended Employment Term, other than for Cause under Subsection 11.A, Employee shall be entitled to his then current Salary through the end of the then current Employment Term.

                  G. Acceleration Upon Change of Control. Unless this Agreement provides otherwise or unless the Employee waives the application of this Section 11(G) prior to a Change of Control (as hereinafter defined), in the event of termination of Employee following a Change of Control prior to the end of the Employment Term the Employee shall be entitled to an amount in a lump sum of three times the amount of (a) the then annual base salary, and (b) the average annual bonus during the Term of this Agreement.

                            (a) Change of Control Defined: A "Change of Control"
shall be deemed to have occurred upon any of the following events:

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                                    (1) The consummation of any of the following
transactions: (A) any merger, consolidation or other business combination of the Company, with or into another corporation whereby the Company is not the surviving entity, or an acquisition of securities or assets of the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a transaction in which the majority of the holders of the voting stock of the Company immediately prior to such transaction will own at least 50% of the total voting power of the then-outstanding securities of the surviving corporation immediately after such transaction, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the liquidation or dissolution of the Company; or

                                    (2) A transaction in which any person (as
such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, or any profit-sharing, employee ownership or other employee benefit plan sponsored by the Company or any Subsidiary, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities) shall purchase any voting stock (or securities convertible into voting stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board.

                  H. Noncompetition; Confidentiality. Nothing in this Section 11 shall affect the rights of the parties under Sections 4 and 7 above.

         12. ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS.

                  A. Definition of "Inventions". As used herein, the term "Inventions" shall mean all inventions, discoveries, improvements, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, processes, and other information, including works-in-progress, whether or not subject to patent, trademark, copyright, trade secret, or mast work protection, and whether or not reduced to practice, which are made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, during the period of employment with the Company and for one (1) year following the termination of Employee's employment with the Company which (1) relate to the actual or anticipated business, activities, research, or investigations of the Company, or (2) result from or is suggested by work performed by Employee for the Company (whether or not made or conceived during normal working hours or on the premises of the Company), or (3) which result, to any extent, from use of the Company's premises or property.

                  B. Work For Hire. Employee expressly acknowledges that all copyrightable aspects of the Inventions are to be considered "works made for hire" within the meaning the Copyright Act of 1976, as amended (the "Act"), and that the Company is to be "author" within the meaning of such Act for all purposes. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by the Company as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of DROIT MORALE or similar rights.

                  C. Assignment. Employee acknowledges and agrees that all Inventions constitute trade secrets of the Company or the member of the Company, as applicable, and shall be the sole property of the Company, as applicable or any other entity designated by the Company. In the event that title to any or all of the Inventions or any part or element thereof, may not, by operation of


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law, vest in the Company, as applicable, or such Inventions may be found as a matter of law not to be "works made for hire" within the meaning of the Act, Employee hereby conveys and irrevocably assigns to the Company, as applicable, without further consideration, all his right, title and interest, throughout the universe and in perpetuity, in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in Employee's possession or under his control, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask work, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention and all rights to register and renew same.

                  D. Proprietary Notices; No Filings; Waiver of Moral Rights. Employee acknowledges that all Inventions shall at the sole option of the Company bear the Company's patent, copyright, trademark, trade secret, and mask work notices. Employee agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with prior written consent of an authorized representative of the Company. Employee hereby expressly disclaims any and all interest in any Inventions and waives any right of DROIT MORALE or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

                  E. Further Assurances. Employee agrees to assist the Company, or any party designated by the Company, promptly on the Company's request, whether before or after the termination of employment however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company's rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company, including, by way of illustration and not limitation:

                           (1) Executing assignments, applications, and other
documents and instruments in connection with (i) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and
(ii) confirming the assignment to the Company of all right, title, and interest in the Inventions or otherwise establishing the Company's exclusive ownership rights therein.

                           (2) Cooperating in the prosecution of patent,
copyright, trademark and mask work applications, as well as in the enforcement of the Company's rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office, or any other administrative body.

                           Employee will be reimbursed for the value of his
services at that time as determined by agreement of the parties or a court of competent jurisdiction and for all reasonable out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by the Company after the termination of employment. In addition, to the extent that, after the termination of employment for whatever reason, Employee's technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, the Company will compensate Employee at a reasonable rate for the time actually spent by Employee at the Company's request rendering such assistance.

                  F. Power Of Attorney. Employee hereby irrevocably appoints the Company to be his Attorney-in-Fact in his name and on his behalf to execute any document and to take any action and generally to use his name for the purpose of giving to the Company the full benefit of the assignment provisions set forth above, but for no other reason or purpose, this not being a general power of attorney.

                  G. Consent to Use of Name. The Company reserves the right (but shall not have the obligation) to publicize Employee's name and background in connection with the marketing of the Inventions or the enforcement of the


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Company's rights therein, during the Term of this Agreement. Employee is responsible for supplying to the Company his resume or curriculum vitae for such purposes. Employee agrees that the Company shall have the sole control over the type style, type size, or placement of his name on any materials, or over the final content of any biography used in said material.

                  H. Disclosure of Inventions. Employee will make full and prompt disclosure to the Company of all Inventions subject to assignment to the Company, and all information relating thereto in Employee's possession or under his control as to possible applications and use thereof.

                  I. No Violation of Third Party Rights. Employee represents, warrants, and covenants that he:

                           (1) will not, in the course of employment, infringe
upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

                           (2) is not a party to any conflicting agreements with
third parties which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

                           (3) does not have in his possession any confidential
or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

                           (4) agrees to respect any and all valid  obligations
which he may now have to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others, as the case may be.

                           Employee has supplied or shall promptly supply to the
Company a copy of each written agreement to which Employee is subject (other than any agreement to which the Company is a party) which includes any obligation of confidentiality, assignment of Inventions, or non-competition as of the date hereof.

                           Employee agrees to indemnify and save harmless the
Company from any loss, claim, damage, costs or expenses of any kind (including without limitation, reasonable attorney's fees) to which the Company may be subjected by virtue of a breach by Employee of the foregoing representations, warranties, and covenants.

                  J. Obligations Upon Termination. In the event of any termination of his employment, for whatever reason, provided the Company is in compliance with all of its obligations to the Employee, Employee will promptly
(1) deliver to the Company all physical property, discs, documents, notes, printouts, and all copies thereof and other materials in Employee's possession or under Employee's control pertaining to the Business of the Company, including, but not limited to, those embodying or relating to the Inventions and the Confidential Information (as defined in Sections 7 and 12.A herein), (2) deliver to the Company's patent department or legal department or other person designated by the Company all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, and (3) make full disclosure relating to any Inventions.

                  If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material,


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upon the termination of employment with the Company, he agrees to discuss such issues with the Company. Where such a request does not put Confidential Information of the Company at risk, the Company will customarily grant the request.

                  Upon termination of employment with the Company, Employee's obligations under this Section 12 shall survive and the Employee shall, if requested by the Company, reaffirm Employee's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and reaffirm all of the Employee's obligations set forth in this Section 12.

         13. LIFE INSURANCE. The Company may, in its sole discretion, purchase such life insurance policies as it deems necessary or appropriate, naming Employee as the insured and the Company as beneficiary. Employee hereby agrees to submit to any reasonable medical examination required for the purchase of such insurance.

         14. NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by certified mail, return receipt requested. Mailed notices shall be addressed to the parties as follows:

                  If notice is to Company, to:      CyGene, Inc.
                                                    3700 N.W. 91st Street
                                                    Suite B300
                                                    Gainesville, Florida  32606

                  If notice is to Employee, to:     Martin Munzer
                                                    4303 N.W. 53rd Street
                                                    Gainesville, FL 32606

                  Either party may change its address by written notice in accordance with this Section 14. Notices delivered personally shall be deemed communicated as of the dates of actual receipt; mailed notices shall be deemed communicated as of forty-eight (48) hours after the date of mailing.

         15. ARBITRATION. Any controversy between the parties involving the construction or application of any of the terms, provisions or conditions of this Agreement or in any way connected with Employee's employment with the Company, including but not limited to, breach of this Agreement, termination or discharge, claims of age, gender, race or disability discrimination, sexual harassment or civil rights violations shall, within thirty days of the written notice to the other party, be submitted, first to mediation in Palm Beach County, Florida pursuant to the Rules of the American Arbitration Association before a mediator selected by agreement of the parties, but if all disputes have not been resolved within sixty (60) days of notification by either party that a dispute exists, then to final and binding arbitration as follows:

                  A. The arbitration shall be held in Palm Beach County, Florida.

                  B. The arbitration shall be conducted by one arbitrator, who is a member of the American Arbitration Association ("AAA") and in accordance with the rules of the AAA then in effect, subject to the specific exceptions set out in Subsection 15.C, unless both parties agree otherwise. The arbitrator shall be chosen from a panel of persons with knowledge of and experience in employment and employment law issues.

                  C. Notwithstanding any rule of the AAA to the contrary, (1) the parties shall be entitled to conduct discovery (i.e., investigation of facts


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through deposition and other means) which shall be governed by the Florida Rules of Civil Procedure then in effect; (2) the arbitrator shall have all power and authority relating to such discovery as are allowed under the Florida Rules of Civil Procedure; (3) the arbitrator shall apply Florida substantive law; (4) at the election and at the expense of either party, a Court Reporter may record the hearing and such recording will be the official record of the proceeding; and
(5) the arbitrator shall specify the basis for, and the type of damage award, if any, entered.

                  D. The arbitrator's authority to order discovery and enter judgment shall be final and binding. It may be enforced through an order of a court of competent jurisdiction. Such judgment may be reviewed by a court only on the grounds of bias, improper conduct of the arbitrator, abuse of discretion, or violation of public policy. Notwithstanding the foregoing agreement to arbitrate, either party may apply to any court of competent jurisdiction for temporary restraining orders, preliminary injunctions, permanent injunctions, or other extraordinary relief, to remedy any actual or threatened unauthorized disclosure of confidential information or unauthorized use, copying, marketing, or distribution of confidential information. Such application shall be made before the arbitrator is appointed and assumes his or her responsibilities. The seeking of injunctive relief shall not operate to prejudice the rights of the parties to arbitrate their disputes.

         16. ATTORNEYS' FEES AND COSTS. If either party fails to perform its respective obligations under this Agreement, and the other party is thereby required to incur attorneys' fees or other fees or costs, including but not limited to the costs of arbitration, the party so incurring such fees and costs shall be entitled to the payment of those fees and costs by the breaching party.

         17. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever, including but not limited to any employment or royalty agreement previously entered into by Employee and the Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

         18. MODIFICATIONS. Any modification of this Agreement shall be effective only if it is in writing and signed by both parties.

         19. EFFECT OF WAIVER. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         20. PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way, unless such partial invalidity materially affects the intent of the parties.

         21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

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

         22. ASSIGNABILITY. The rights and duties of either party hereunder shall not be assignable by either party, except that this Agreement and all rights and obligations hereunder may be assigned by the Company to, and be assumed by, any subsidiary of the Company or any corporation or other business entity which succeeds to all or substantially all of the assets and business of the Company through merger, consolidation, acquisition of assets, or other corporate reorganization.

         23. SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                                     COMPANY:

                                                     CYGENE, INC.


                                                     By: /s/ Carol Ramberg
                                                         --------------------
                                                     Name: Carol Ramberg
                                                          -------------------
                                                     Title: Secretary
                                                           ------------------


                                                     EMPLOYEE:


                                                     /s/ Martin Munzer
                                                     Martin Munzer


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